NEW ENGLAND BANCSHARES, INC.
855 Enfield Street
Enfield, CT 06082

For Immediate Release

CONTACT:	Scott D. Nogles, Chief Financial Officer
(860) 253-5200

New England Bancshares, Inc. Reports First Quarter
Earnings of $779,000, an Increase of 14% from Prior Year

ENFIELD, CT, July 27, 2011 – New England Bancshares, Inc. (the “Company”) (NASDAQ GM: NEBS), the holding company for New England Bank, today announced net income for the quarter ended June 30, 2011 of $779,000, or $0.13 per diluted share, compared to $681,000, or $0.11 per diluted share, for the quarter ended June 30, 2010.  The increase was primarily attributable to a $300,000 decrease in the provision for loan losses, partially offset by a $245,000 increase in noninterest expense.

President’s Comments:

President and CEO David J. O’Connor commented, “Coming out of the recession the Company has recorded consistent profits over the past two years.  This is the result of growing net interest income, controlling overhead expenses and focusing on improving asset quality.  Our focus of increasing shareholder value by improving earnings per share and tangible book value remains paramount.”

Results:
•
Net interest income was $5.6 million for the three months ended June 30, 2011, an increase of $39,000 compared to the same quarter last year.  Net interest margin for the quarter was 3.53% compared to 3.60% for the comparable period a year ago.

•
Non-interest income was $580,000 for the quarter ended June 30, 2011 compared to $560,000 for the year ago quarter.  The Company recorded $84,000 in gains on sales of securities and loans for the quarter ended June 30, 2011 compared to $48,000 for the quarter ended June 30, 2010.

•
Non-interest expense was $4.6 million for the quarter ended June 30, 2011, an increase of $245,000 from the prior year.  During the quarter ended June 30, 2011 the Company recorded $161,000 of other real estate owned expenses and write-downs compared to $86,000 in the year ago quarter.  Additionally, the Company recognized $2.3 million of salaries and employee benefits expense, an increase of $159,000 from the same quarter a year ago.

•	Non-accruing loans were $15.2 million at June 30, 2011 versus $13.4 million at March 31, 2011.
•	The Company’s liquidity position at June 30, 2011 was $73.7 million in cash and cash equivalents compared to $43.6 million at March 31, 2011.
•
Assets increased $27.2 million to $709.2 million at June 30, 2011 from $682.0 million at March 31, 2011.  Net loans and deposits increased $1.5 million and $21.4 million, respectively, from March 31, 2011 to June 30, 2011.

•	The Bank is well capitalized, as defined by regulatory agencies, with a Tier 1 capital ratio of 7.93%.

Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.  Subject to applicable laws and regulation, the Company does not undertake – and specifically disclaims any obligation – to publicly release the results of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

New England Bancshares, Inc. is headquartered in Enfield, Connecticut, and operates New England Bank with fifteen banking centers servicing the communities of Bristol, Cheshire, East Windsor, Ellington, Enfield, Manchester, Plymouth, Southington, Suffield, Wallingford and Windsor Locks.  For more information regarding New England Bank’s products and services, please visit www.nebankct.com.

Selected Financial Highlights
(unaudited)
(dollars in thousands, except per share data)

Income Statement Data	Three Months Ended June 30,
	2011	2010
Net interest and dividend income	$5,560	$5,521
Provision for loan losses	359	659
Non-interest income	580	560
Non-interest expense	4,591	4,346
Net income	779	681
Earnings per share:
Basic	$0.13	$0.11
Diluted	0.13	0.11

Dividends per share	$0.03	$0.02

Balance Sheet Data	June 30, 2011	March 31, 2011
Total assets	$709,154	$682,044
Total loans, net	528,073	526,595
Allowance for loan losses	5,597	5,686
Other real estate owned	1,296	1,496
Total deposits	562,153	540,769
Repurchase agreements	25,536	21,666
FHLB advances	38,628	39,113
Total equity	71,764	70,691
Book value per share	11.66	11.48
Tangible book value per share	8.72	8.55

Key Ratios	Three Months Ended June 30,
	2011	2010
Return on average assets	0.45%	0.40%
Return on average equity	4.39%	3.99%
Net interest margin	3.53%	3.60%

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